UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary proxy statement
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☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 1, 2023, WM Argyle Fund, LLC issued the following press release:

WM Argyle Urges Broadwind’s Employee Shareholders to Vote for Change

Milwaukee, WI – May 1, 2023 – WM Argyle Fund, LLC (“WM Argyle” or the “Fund”), one of the largest investors in Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”), today sent a letter to Broadwind’s employee shareholders urging them to let their voice be heard and bring much-needed change to Broadwind by supporting WM Argyle’s nominees for the Board of Directors.

WM Argyle urged the employee shareholders to support its nominees for the Board by returning the GREEN proxy card and to withhold their votes on the three incumbent directors - David P. Reiland, Thomas A. Wagner and Cary B. Wood - who are most responsible for Broadwind’s poor strategic decisions and excessive executive pay awards.

Additional information regarding WM Argyle Fund’s plan to revitalize Broadwind may be found at www.BWEN2023.com.

The text of the letter follows below:

***

To the Employee Shareholders of Broadwind:

It is time for Board change at Broadwind, and you have the power to make it happen. Employees own approximately 5 percent of the outstanding shares of Broadwind through the Broadwind 401(k) retirement savings plan. As a participant in the Broadwind 401(k) retirement savings plan, you are eligible to vote on the election of directors at the Company’s annual meeting on May 23, and your vote could determine the outcome of the election.

Are you happy with the direction of Broadwind? Is everyone pulling their fair share? Do you think the Board is responsive and has the best interest of the Company in mind? Does management listen to and address your concerns and issues? We have seen enough employees’ reviews online to know that all is not well at Broadwind.

Broadwind had another tough year in 2022. The Company recorded a loss of $9.7 million and its stock price fell by 11%. Yet Broadwind’s top three executives still received hundreds of thousands of dollars in performance pay for reaching goals set by the Board. Clearly, the Board believes in rewarding executives no matter the success of the Company. That is not good governance, plain and simple.

More astonishing is that despite leading Broadwind to its sixth straight year with an operating loss, the Board of Directors granted itself a 25% increase in cash pay and an 11% increase in share grants for 2022. Each director now earns $100,000 annually for sitting on the Board.

We think it’s time for change.

That’s why we have proposed three highly qualified individuals to serve on Broadwind’s Board. We believe that our nominees possess the necessary skills, experience, and expertise needed to guide Broadwind towards a successful future. Their track record at their respective companies and their commitment to growth and innovation make them ideal candidates to serve on the Board.

Ryan Bogenschneider

  Corporate Development Consultant - Including working with the Board of Broadwind in 2016 to discuss the Company’s leadership, corporate structure, operations, financial performance, and other aspects of its business
  Completed over $10 Billion in M&A and other corporate development activities
  Leader for International trade missions to secure new customers and partners
  CEO of WM Argyle Fund, LLC

Christine Candela

  Functional Human Resource expert
  Regular advisor to boards of directors on compensation issues
  Routinely managed HR and Compensation & Benefits for multi-site manufacturing companies with thousands of employees
  Expert in executive compensation and variable incentive plans to drive pay for performance

James Robinson IV

  President of a multi-million dollar portfolio of metal fabricating companies
  General Counsel for two multi-billion dollar revenue manufacturing firms: Bucyrus International ($4 billion) with 10,000 employees and Kohler Co. ($6.5 billion) with 36,000 employees
  Regularly provided counsel to boards of directors, including the Executive, Audit, and HR Committees
  Completed over $100 Billion in corporate development activities

Our nominees are committed and focused on building Broadwind’s success for employees, shareholders, and other stakeholders, in contrast to the current Board, which is spending an estimated $1.6 million to defend its failed record, block change, and preserve its pay and privileges. How many ways would you have preferred the Board spend $1.6 million?

Furthermore, the Board is distorting our honest efforts to improve the Company by using scare tactics and refusing to meet with us despite being a large shareholder. They are saying we are seeking to “take over” Broadwind, even though we are proposing three directors for election to a seven-member Board. They also refused to meet with us for more than 250 days, even though we were trying to work in a constructive, amicable manner.

But shareholders clearly aren’t the only group the Board disdains. The Board’s own public statements show contempt for what it calls “mid-level employees,” suggesting they do not contribute to the success of their organizations.

They are talking about people like you.

Our nominees understand the importance of building a strong relationship between the Board and the Company's employees. They have shown a willingness to listen to and collaborate with employees, ensuring that their voices are heard and that their contributions are valued.

We propose:

•	Reducing excessive Board and executive compensation
•	Investing in engineering and the creation of intellectual property
•	Scaling the gearing business through organic growth and acquisitions
•	Producing products that generate recurring high-margin aftermarket and service revenue
•	Maximizing the creation and full use of the IRA tax credits – NOT selling them
•	Prioritizing the usage of the NOLs before they expire
•	Holding management accountable

We will be reaching out to you directly in the weeks ahead, and we encourage you to get in touch with us at www.BWEN2023.com to answer your questions and share your views on Broadwind.

As employee shareholders, you play a critical role in the success of our company. We value your input and your vote, and we hope that you will support our nominees in the upcoming Board election. Together, we can continue to build a bright future for our company and all of its stakeholders.

Sign and return the GREEN proxy card today voting for each of the Argyle nominees and let your voice be heard.

Sincerely,

WM Argyle Fund

About WM Argyle Fund

WM Argyle Fund, LLC, which owns 207,200 of the outstanding common shares of Broadwind, Inc., is an investment fund specifically created to invest in Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Broadwind Board with new members.

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Contacts:

Investors

InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com

Media

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please contact InvestorCom LLC

InvestorCom LLC

19 Old Kings Highway S., Suite 130

Darien, CT 06820

proxy@investor-com.com

(203) 972-9300 or Toll-Free (877) 972-0090

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